Exhibit 99.1
Wilson Bank & Trust
7/24/2008
(IMMEDIATE PRESS RELEASE)
     The Board of Directors of Wilson Bank & Trust are proud to announce that they declared a $.30 dividend this month to shareholders of record as of July 1, 2008. This dividend will be payable on July 31, 2008 and the market price of Wilson Bank Holding Company stock as of July 1, 2008 is now $34.75 per share.
     During the first half of 2008, the bank has seen assets reach an all time record of $1.4 billion representing an increase of $88 million since June 30, 2007. Profits for the bank are $6.1 million after tax for the first six months which represents an increase of $580,000.00 compared to the first six months of 2007.
     In its 21 year history, Wilson Bank & Trust has been profitable every month it has operated. Randall Clemons, Chairman & CEO stated, “Considering the current economic atmosphere, Wilson Bank & Trust is very proud of our 2008 results and continues to operate in the conservative manner that it has for the past 21 years of existence. This standard of operation has proven beneficial to our stockholders, employees and staff and to all the areas where our 22 offices are located.
     The management and employees of Wilson Bank & Trust have been successful in building a bank that continues to focus on quality service in a hometown, professional manner and still maintain over $120 million in capital which provides strength for our stockholders and customers.”
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